Exhibit 11
                    STATEMENT REGARDING COMPUTATION OF
                            PER SHARE EARNINGS


                                               Fiscal Year Ended
                                      March 25,  March 26,    March 28,
                                        1997       1996          1995

PRIMARY

Shares outstanding at                24,522,432  24,505,324     25,013,373
beginning of period

Weighted average number of
shares
  issued and reacquired                 123,571       7,636      (267,323)
during period

Assuming exercise of options
and
  warrants reduced by the
number
  of shares which could have
been
  purchased with the proceeds           375,017     151,011         17,665
from exercise

Shares outstanding for
  computation of per share           25,021,020  24,663,971     24,763,715
earnings

Net income (loss)                    $17,811,000 $ 2,143,000  $(15,614,000)

Earnings (loss) per share                 $0.71      $ 0.09       $ (0.63)


FULLY DILUTED


Shares outstanding at                24,522,432  24,505,324     25,013,373
beginning of period

Weighted average number of
shares
  issued and reacquired                 123,571       7,636      (267,323)
during period

Assuming exercise of options
and warrants
  reduced by the number of
shares which
  could have been purchased
with the
  proceeds from exercise                392,635     205,218         18,730

Shares outstanding for
  computation of per share           25,038,638  24,718,178     24,764,780
earnings

Net income (loss)                    $17,811,000 $ 2,143,000  $(15,614,000)

Earnings (loss) per share                 $0.71      $ 0.09       $ (0.63)